Exhibit 3.8
CCC COLUMBUS, LLC
OPERATING AGREEMENT
DATED: February 11, 2004

CCC COLUMBUS, LLC
OPERATING AGREEMENT
     THIS OPERATING AGREEMENT is made and entered into as of the 11th day of February, 2004, by CCC Columbus, LLC (“CCC”) and Calgon Carbon Corporation (“Calgon”) the sole member of CCC.
WITNESSETH:
     WHEREAS, the party hereto desires to enter into this Agreement to provide for the formation of a limited liability company under the name of “CCC Columbus, LLC” pursuant to and in accordance with the Act (as defined below) for the purpose of engaging in the business described herein, under the terms and conditions set forth herein.
     NOW, THEREFORE, in consideration of the mutual covenants and agreements herein contained and other good and valuable consideration, the receipt and sufficiency of which is hereby acknowledged, and intending to be legally bound hereby, the parties hereto agree as follows:
ARTICLE I
DEFINITIONS
     As used in this Agreement, the following terms have the following definitions:
     Section 1.1. Act. “Act” means the Delaware Limited Liability Company Act, as amended, from time to time in effect.
     Section 1.2. Affiliate. “Affiliate” means, with respect to a Person, (a) any corporation or organization of which such Person is, directly or indirectly, together with any Affiliate thereof, the beneficial owner of fifty percent (50%) or more of the voting equity securities thereof, (b) any trust or other estate in which such Person or any Affiliate thereof has a beneficial interest or as to which such Person or any Affiliate thereof serves as trustee or in a similar capacity having control, (c) any Person which is the beneficial owner of fifty percent (50%) or more of the voting equity securities of such Person, (d) any beneficiary of such Person or (e) any principal of such Person which serves as agent thereof hereunder.
     Section 1.3. Agreement. “Agreement” means this Operating Agreement, as it may be amended or supplemented from time to time.
     Section 1.4. Capital Account. “Capital Account” means the account of each Member maintained by the Company which shall be increased by the cash capital contributions and fair market value of any other capital contributions of the Members to the Company and decreased by all amounts distributed to the Members by the Company and the fair market value of property distributed to such Members by the Company. During the period, if any, that the

Company is taxed as a partnership under Subchapter K of the IRC, the Capital Account shall also be increased by the amount of income or gain allocated to the Members by the Company and decreased by the amount of loss or deduction allocated to the Members by the Company and allocations to such Member of expenditures of the Company described in Section 705(a)(2)(B) of the IRC, and shall be maintained in accordance with Treasury Regulation § 1.704-1(b)(2)(iv), and any successor provision thereto.
     Section 1.5. Company. “Company” means CCC Columbus, LLC, a Delaware limited liability company, being the limited liability company formed pursuant to the Certificate of Formation filed with the Delaware Secretary of State and governed by this Agreement.
     Section 1.6. Default Rate. “Default Rate” means the lesser of (a) the greatest amount permitted by applicable law and (b) fifteen percent (15%) per annum.
     Section 1.7. Indemnitee. “Indemnitee” means any Member, Manager, officer or employee of the Company.
     Section 1.8. IRC. “IRC” means the Internal Revenue Code of 1986, as amended, 26 U.S.C.A., et seq., or any succeeding federal internal revenue law as from time to time in effect. Any reference to any section of the IRC shall include the provisions of any successor revenue law as from time to time in effect.
     Section 1.9. Liquidator. “Liquidator” means that person, or any successor thereto, who shall be designated to liquidate the Company pursuant to Section 10.4 hereof.
     Section 1.10. Majority-in-Interest. “Majority-in-Interest” means the Members owning more than fifty percent (50%) of the Percentage Interests.
     Section 1.11. Manager. “Manager” means any Person hereafter elected as a Manager of the Company as provided in this Agreement.
     Section 1.12. Member. “Member” means a member hereto, and any permitted additional and successor members hereunder.
     Section 1.13. Percentage Interest. “Percentage Interest” means the respective percentage interests of the Members in the Company, determined in accordance with Section 4.2 of this Agreement.
     Section 1.14. Person. “Person” means any person, corporation, partnership, limited partnership, limited liability company, joint venture, association, joint stock company, trust, business trust, unincorporated association or other entity.
     Section 1.15. Service. “Service” means the Internal Revenue Service.
     Section 1.16. Tax Matters Member. “Tax Matters Member” means that Person designated as the Tax Matters Member pursuant to Section 5.6 hereof.

     Section 1.17. Transfer. “Transfer” means the sale, assignment, transfer, disposition, mortgage, charge or encumbrance, or contract to do or permit any of the foregoing, whether voluntarily or by operation of law.
     Section 1.18. Value. “Value” means the value of any capital contributions made by a Member, as determined by the Members.
ARTICLE II
FORMATION, NAME, OFFICES AND PURPOSES
     Section 2.1. Formation. The Company was organized by executing and delivering a Certificate of Formation to the Delaware Secretary of State in accordance with and pursuant to the Act.
     Section 2.2. Name. The name of the Company is “CCC Columbus, LLC”. The Company shall execute any assumed or fictitious name certificate or certificates required by law to be filed in connection with the formation of the Company, changes in the name of the Company or the conduct of the business of the Company and shall cause such certificate or certificates to be filed in the appropriate records.
     Section 2.3. Offices. The Company’s initial registered office shall be at 1209 Orange Street, Wilmington, Delaware, and the name of its initial registered agent at such address shall be The Corporation Trust Company. The Company may have such substituted and additional offices at such other locations as the Members shall designate. The Company’s registered office and registered agent may be changed from time to time by filing the address of the new registered office and/or the name and the acceptance of the new registered agent with the Delaware Secretary of State pursuant to the Act.
     Section 2.4. Purposes. The purpose of the Company shall be to engage in any lawful business purpose or activity, except as restricted by the Act. In carrying out these purposes, the Company may enter into, make and perform all contracts and other undertakings and engage in all activities and transactions as may be necessary and proper to carry out any of the foregoing business. The Company shall not engage in any other business without the prior written consent of all Members.
     Section 2.6. Scope of Members’ Authority. Except as otherwise expressly and specifically provided in this Agreement, no Member shall have authority to bind or act for, or assume any obligations or responsibilities on behalf of, any other Member or the Company. Neither the Company nor any Member shall be responsible or liable for any indebtedness or obligation of any other Member incurred or arising either before or after the execution of this Agreement, except as to those joint responsibilities, liabilities, indebtedness or obligations incurred after the date hereof pursuant to and as limited by the terms of this Agreement. A Member will not be personally liable for any debts or losses of the Company beyond the Member’s respective Capital Contribution and any obligation under Section 3.2 or as otherwise required by law. No Member shall have priority over any other Member either for the return of Capital Contribution or for profits, losses or distributions; provided that this Section shall not apply to loans (as distinguished from Capital Contributions) which a Member has made to the Company. This Agreement shall not be deemed to create a partnership or other affiliation between the Members with respect to any activities whatsoever, other than activities within the purpose of the Company as specified in Section 2.4 above. Notwithstanding anything else herein to the contrary, the Company may enter into guarantees of, and may mortgage, pledge, collaterally assign and grant security interests in its assets, and provide any other financial assurances or security in respect of, any indebtedness or other obligations of its Members.
ARTICLE III
CAPITAL CONTRIBUTIONS
     Section 3.1. Initial Capital. The initial capital of the Company shall consist of all the right, title and interest of each Member in and to the assets set forth opposite the name of such Member in the Schedule of Members’ Capital attached hereto as Exhibit A and made a part hereof. Each Member hereby contributes to the capital of the Company the assets set forth opposite such Member’s name on Exhibit A under the column “Contribution to Capital.” The amount of the initial capital contributions shall be credited to each Member’s Capital Account.
     Section 3.2. Additional Capital Contributions. At such time and from time to time as the Members determine that additional capital is necessary or appropriate for the operations or other requirements of the Company, the Members may so determine and within thirty (30) days after receipt of notice of such determination, each Member shall contribute such Member’s Percentage Interest of such total capital requirement. Amounts unpaid shall accrue interest commencing on the date of default until the date of payment at the Default Rate and such interest shall be immediately due and payable. In addition, each defaulting Member shall reimburse the Company for all costs and expenses incurred by the Company in collecting said amounts, including without limitation, reasonable attorneys’ fees and costs.
     Section 3.3. Confirmation of Capital Contributions. The Members shall execute and deliver to the Company any assignments and other instruments of transfer as may be deemed necessary to confirm and carry out the contributions to capital of the Company.
     Section 3.4. Use of Capital Contributions. All contributions to capital of the Company shall be available to the Company to carry out the purposes of the Company.
     Section 3.5. Other Source of Funds. The Company may, at the Managers’ discretion, from time to time borrow and reborrow funds under terms and conditions determined by the Managers, including without limitation, borrowing funds from Members and Affiliates thereof.
ARTICLE IV
PARTICIPATION IN COMPANY PROPERTY

     Section 4.1. Ownership by Member of Company. Each Member shall have and own an undivided interest in the Company equal to its respective Percentage Interest in the Company in accordance with the terms hereof; provided, however, that no Member shall have any right of partition with respect to any property or assets of the Company. Such ownership interest shall be evidenced by a certificate in such form as the Managers may from time to time adopt.
     Section 4.2. Percentage Interests. The Percentage Interest of a Member at any time shall be a percentage equal to one hundred (100) multiplied by a fraction, the numerator of which shall be the Value of the capital contributions of such Member and the denominator of which shall be the Value of the capital contributions of all Members.
     Section 4.3. Return of Capital. No Member shall have the right to demand or receive a distribution of any capital prior to the dissolution of the Company and no Member shall have the right to demand and receive property other than cash in return for any contribution to the capital of the Company.
ARTICLE V
MANAGEMENT
     Section 5.1. Authority of Managers.
          (a) General Authority. Except for situations in which the approval of the Members is required under Section 5.2(c) or by applicable law, (i) the powers of the Company shall be exercised by or under the authority of, and the business and affairs of the Company shall be managed under the direction of, the Managers; and (ii) the Managers may make all decisions and take all actions for the Company not otherwise provided in this Agreement, including, without limitation, the following:
     (A) entering into, making, and performing contracts, agreements, and other undertakings binding the Company that may be necessary, appropriate, or advisable in furtherance of the purposes of the Company and making all decisions and waivers thereunder;
     (B) opening and maintaining bank and investment accounts and arrangements, drawing checks and other orders for the payment of money, and designating individuals with authority to sign or give instructions with respect to those accounts and arrangements;
     (C) maintaining the assets of the Company in good order;
     (D) collecting sums due the Company;
     (E) to the extent that funds of the Company are available therefor, paying debts and obligations of the Company;

     (F) acquiring, utilizing for Company purposes, and selling, assigning, transferring, exchanging, mortgaging, pledging, granting of security interests, or otherwise disposing or encumbering (including, without limitation, by operation of law) any asset of the Company;
     (G) borrowing money or otherwise committing the credit of the Company for Company activities and voluntary prepayments or extensions of debt;
     (H) selecting, removing, and changing the authority and responsibility of lawyers, accountants, and other advisers and consultants;
     (I) obtaining insurance for the Company; and
     (J) determining distributions of Company cash and other property as provided in Article VI of this Agreement.
          (b) Approval or ratification of Acts or Contracts by Managers. The Managers in their discretion may submit any act or contract for approval or ratification at any meeting of the Managers, or at a special meeting of the Managers called for the purpose of considering any such act or contract.
          (c) Number and Term of Office. Initially, the number of Managers shall be two, and thereafter, the number of Managers shall consist of no less than one nor more than five Persons as determined by a Majority-in-Interest from time to time. The initial appointees as Managers are as follows: Leroy M. Ball and Michael J. Mocniak. Each Manager shall hold office at the pleasure of the Majority-in-Interest. The Majority-in-Interest may at any time, and from time to time, by written notice to the other Members remove any or all of the Managers with or without cause, and appoint substitute Managers to serve in their stead, which shall be effective at such time as determined by the Majority-in-Interest and which may be effective immediately.
          (d) Vacancy. In the event any Manager dies or is unwilling or unable to serve as such or is removed from office by the Majority-in-Interest, the Majority-in-Interest shall promptly designate a successor to such Manager.
          (e) Place of Meeting/Action by Written Consent. Subject to Section 5.1(f), the Managers may hold their meetings at such place or places within or outside the State of Delaware as the Managers may from time to time determine or as may be designated in the notice calling the meeting. If a meeting place is not so designated, the meeting shall be held at the Company’s principal office. Notwithstanding anything to the contrary in this Section 5.1, the Managers may take without a meeting any action contemplated to be taken by the Managers under this Agreement if such action is approved by the written consent of a majority of the Managers (which may be executed in counterparts). This initial meeting of the Managers shall take place on such date and at such time and place as the Managers shall agree. The Managers may meet in person or by means of conference telephone or similar communications equipment. Each Manager shall have the right to participate in any meeting by means of conference telephone or similar communications equipment.

          (f) Meetings. The Managers may hold meetings at such meeting times, dates and places and requisite notice requirements and adopt rules or procedures consistent with the terms of this Agreement as a majority of the Managers shall decide.
          (g) Voting. Each Manager shall have one vote. Except as otherwise expressly provided in this Agreement, all actions required or permitted to be taken by the Managers must be approved by the affirmative vote, at a meeting at which a quorum is present, of a majority of the Managers present at the meeting.
          (h) Quorum. At any meeting of the Managers duly called or held, the presence or participation in person, by conference telephone or similar communications equipment or by proxy of at least a majority of Managers then in office shall constitute a quorum for the taking of any action at such meeting.
          (i) Proxies. Each Manager entitled to vote at a meeting of the Managers may authorize another Person to act for him by proxy; provided that such proxy must be signed by the Manager and shall be revocable by such Manager at any time prior to such meeting.
     Section 5.2 Actions by Members.
          (a) Meetings/Voting/Quorum; Written Consent. Meetings of the Members may be held at such places, and at such times, as the Members may from time to time determine. Notice by letter, telegram or telecopy of a regular meeting of the Members shall be given by a Manager not less than two (2) business days before the regular meeting. Special meetings of the Members may be held at any time or place called by the Majority-in-Interest. Notice by letter, telegram or telecopy of a special meeting of the members shall be given by the Person or Persons calling the meeting not less than two (2) business days before the special meeting. Whenever any written notice is required to be given under the provisions of this Agreement or applicable law, a waiver thereof in writing, signed by the Person or Persons entitled to the notice, whether before or after the time stated therein, shall be deemed to be equivalent to the giving of the notice. The Members, or any committee designated by the Members, may participate in any meeting of the Members or committee by means of conference telephone or similar communications equipment by means of which all persons participating in the meeting can hear each other. At all meetings of the members, a Majority-in-Interest shall constitute a quorum for the transaction of business. Any action required or permitted to be taken at any meeting of the Members, or of any committee thereof, may be taken without a meeting if at least a majority of the Members or at least a majority of the members of such committee, as the case may be, consent thereto in writing (which consent may be executed in counterparts). No Member shall be prohibited from voting on a matter solely because the matter relates to such Member or an Affiliate of such Member.
          (b) Committees. The Members may establish such committees, advisory councils and delegate duties to such Persons as the Members shall from time to time determine and such Persons shall serve in such capacities at the discretion of the Members.
          (c) Certain Approvals by Members. Any action or transaction proposed to be effected by or on behalf of the Company that would require a vote of stockholders under the Delaware General Corporation Law if the Company were a Delaware corporation shall require the consent of a Majority-in-Interest; provided, however, that such approval shall not be deemed to imply that any Member shall be entitled to, and no Member shall be entitled to, any form of appraisal rights of any kind under any circumstances.
     Section 5.3. Delegation; Officers. The Managers shall have the power to delegate authority to such officers, employees, agents and representatives of the Company as it may from time to time deem to be appropriate. Any delegation of authority to take any action must be approved in the same manner as would be required for the Managers to approve such action directly.
     Section 5.4. Bank Accounts. The Managers may delegate to any agent the authorization to sign checks on behalf of the Company.
     Section 5.5. Compensation. No Manager shall be entitled to any compensation from the Company, except with the prior approval of a Majority-in-Interest.
     Section 5.6. Tax Matters Member. The Tax Matters Member shall be Calgon. The Tax Matters Member shall have the responsibility of a tax matters partner specified under the IRC. The Tax Matters Member shall immediately notify all Members of any action taken by the Service relating to an audit or review of the Company’s federal income tax filings and shall keep all Members informed of the status of any such proceedings. Each Member shall have the right to participate in such proceedings at such Member’s own expense. The Tax Matters Member shall not enter into any agreement with the Service which purports to bind any Member without first obtaining the consent of such Member. The Company shall reimburse the Tax Matters Member for all expenses reasonably incurred in connection with its duties hereunder.
     Section 5.7. Reliance on Acts of the Managers and Others. No financial institution or other Person dealing with an officer, Manager, Member or other agent or attorney-in-fact for the Company will be required to ascertain whether any such officer, Manager, Member or other agent or attorney-in-fact is an authorized agent acting in accordance with this Agreement, but such financial institution or such other Person will be protected in relying solely upon the deed, transfer or assurances in the execution of such instrument or instruments by the officer, Manager, Member or other agent or attorney-in-fact thereof.
     Section 5.8. Activity of Members. No Member or an Affiliate thereof shall engage or be interested in, as a stockholder, officer, agent, employee or otherwise, any business or undertaking which directly competes in any manner with any business in which the Company is engaged; provided, however, that the foregoing shall not prevent a Member from having a beneficial interest in any publicly traded company so long as such Member’s interest does not exceed five percent (5%) of the issued and outstanding stock of such company.
     Section 5.9. Conflicts of Interest. Subject to the other express provisions of this Agreement, each Member, Manager, and officer of the Company at any time and from time to time may engage in and possess interests in other business ventures of any and every type and description, independently or with others, with no obligation to offer to the Company or any other Member, Manager or officer the right to participate therein. The Company may transact business with any Member, Manager, officer or Affiliate thereof, provided the terms of those transactions are no less favorable than those the Company could obtain from unrelated third parties.
     Section 5.10. Indemnity of the Managers, Officers, Employees, and Other Agents.
          (a) The Company shall indemnify, to the fullest extent now or hereafter permitted by law, each Manager (including each former Manager) of the Company who was or is made a party to or a witness in or is threatened to be made a party to or a witness in any threatened, pending or completed action or proceeding, whether civil, criminal, administrative or investigative, by reason of the fact that such person is or was an authorized representative of the Company, against all expenses (including attorneys’ fees and disbursements), judgments, fines (including excise taxes and penalties) and amounts paid in settlement actually and reasonably incurred by such person in connection with such action or proceeding.
          (b) The Company shall pay all expenses (including attorneys’ fees and disbursements) incurred by a Manager (including a former Manager) referred to in Section 5.10(a) hereof in defending or appearing as a witness in any action or proceeding described in Section 5.10(a) hereof in advance of the final disposition of such action or proceeding upon receipt of an undertaking by or on behalf of such person to repay all amounts advanced if it is ultimately determined that he or she is not entitled to be indemnified by the Company as provided in Section 5.10(d) hereof.
          (c) The Company may, as determined by a Majority-in-Interest from time to time, indemnify to the fullest extent now or hereafter permitted by law, any person who was or is made a party to or a witness in or is threatened to be made a party to or a witness in, or was or is otherwise involved in, any threatened, pending or completed action or proceeding, whether civil, criminal, administrative or investigative, by reason of the fact that such person is or was an authorized representative of the Company, both as to action in such person’s official capacity and as to action in another capacity while holding such office or position, against all expenses (including attorneys’ fees and disbursements), judgments, fines (including excise taxes and penalties), and amounts paid in settlement actually and reasonably incurred by such person in connection with such action or proceeding. The Company may, as determined by a Majority-in-Interest from time to time, pay expenses incurred by any such person by reason of his or her participation in an action or proceeding referred to in this Section 5.10(c) in advance of the final disposition of such action or proceeding upon receipt of an undertaking by or on behalf of such person to repay such amount if it shall ultimately be determined that he or she is not entitled to be indemnified by the Company as provided in Section 5.10(d) hereof.
          (d) Indemnification under this Section shall not be made by the Company in any case where a court determines that the alleged act or failure to act giving rise to the claim for indemnification is expressly prohibited by the Act or any successor statute in effect at the time of such alleged action or failure to take action.
          (e) The Company may purchase and maintain insurance on behalf of any person who is or was a Manager, or is or was an authorized representative of the Company, against any liability asserted against or incurred by such person in any such capacity, or arising out of the status of such person as such, whether or not the Company would have the power to indemnify such person against such liability under the provisions of this Section.
          (f) Each Manager shall be deemed to act in such capacity in reliance upon such rights of indemnification and advancement of expenses as are provided in this Section. The rights of indemnification and advancement of expenses provided by this Section shall not be deemed exclusive of any other rights to which any person seeking indemnification or advancement of expenses may be entitled under any agreement, statute or otherwise, both as to action in such person’s official capacity and as to action in another capacity while holding such office or position, and shall continue as to a person who has ceased to be an authorized representative of the Company and shall inure to the benefit of the heirs and personal representatives of such person. Indemnification and advancement of expenses under this Article shall be provided whether or not the indemnified liability arises or arose from any threatened, pending or completed action by or in the right of the Company. Any repeal or modification of this Article shall not adversely affect any right or protection existing at the time of such repeal or modification to which any person may be entitled under this Section.
          (g) For purposes of this Section, references to “the Company” shall include all constituent limited liability companies, corporations or other entities absorbed in a consolidation, merger or division, as well as the surviving or new limited liability companies, corporations or other entities surviving or resulting therefrom, so that (i) any person who is or was an authorized representative of a constituent, surviving or new limited liability company, corporation or other entity shall stand in the same position under the provisions of this Section with respect to the surviving or new limited liability company, corporation or other entity as such person would if he or she had served the surviving or new limited liability company, corporation or other entity in the same capacity and (ii) any person who is or was an authorized representative of the Company shall stand in the same position under the provisions of this Section with respect to the surviving or new corporation or other entity as such person would with respect to the Company if its separate existence had continued.
          (h) For the purposes of this Section, the term “authorized representative” shall mean a Manager, officer, employee or agent of the Company or of any subsidiary of the Company, or a trustee, custodian, administrator, committeeman or fiduciary of any employee benefit plan established and maintained by the Company or by any subsidiary of the Company, or a person serving another corporation, partnership, joint venture, trust or other enterprise in any of the foregoing capacities at the request of the Company.
          (i) No Member shall have any obligation to indemnify any other Member, officer, employee, agent or other authorized representative of the Company under any circumstances.
          (j) No Member, Manager, officer, Company employee or Affiliate thereof or their respective agents and/or the legal representatives of any of them shall be liable to any Member, the Company or any other Person for mistakes of judgment or for action or inaction which such Member, Manager, officer, Company employee, Affiliate, agents or legal representatives reasonably believed to be in or not opposed to the best interests of the Company unless such action or inaction constitutes willful misconduct, bad faith, gross negligence or reckless disregard of his or its duties and, with respect to any criminal action, such party reasonably believes his conduct was lawful. Each Member and Manager may (on its own behalf or on the behalf of any Representative, any Affiliates of such Member or their respective agents and/or legal representatives of any of them), consult with counsel, accountants and other experts in respect of the Company’s affairs and such Person shall be fully protected and justified in any action or inaction which is taken in accordance with the advice or opinion of such counsel, accountants or other experts. Notwithstanding any of the foregoing to the contrary, the provisions of this Section shall not be construed so as to relieve (or attempt to relieve) any Person of any liability, to the extent (but only to the extent) that such liability may not be waived, modified or limited under applicable law, but shall be construed so as to effectuate the provisions of this Section to the fullest extent permitted by law.
     Section 5.11. Member Protective Provisions. Notwithstanding any other provision of this Agreement to the contrary, the Company shall not take any of the following actions without the prior written approval of the Majority-in-Interest:
          (a) Admit any Person as an additional Member of the Company;
          (b) Issue any additional membership Interest in the Company to any Person, including, without limitation, pursuant to any employee benefit plan;
          (c) Incur or guarantee any obligation or liability (fixed or contingent) for borrowed money;
          (d) Transfer or acquire assets that, individually or in the aggregate, are material to the Company;
          (e) Merge or consolidate with any other Person or engage in any recapitalization, reclassification, reorganization or any other extraordinary corporate transaction;
          (f) Pledge, mortgage, grant a security interest in or permit the placing of a lien or encumbrance on all or any part of the assets of the Company other than in the ordinary course of the Company’s business; or
          (g) Change the purpose or scope of the business.
ARTICLE VI
DISTRIBUTIONS OF CASH AND
ALLOCATION OF PROFIT AND LOSS
     Section 6.1. Distributions.
          (a) Except as otherwise provided in Section 6.1(b) hereof, the Managers shall have sole discretion as to the amounts and timing of distributions to Members, subject to the retention of, or payment to, third parties of such funds as shall be deemed necessary with respect to the reasonable business needs of the Company, which shall include (but not by way of limitation) the payment or the making of provision for the payment when due of Company obligations including the payment of any management or administrative fees and expenses or any other obligations. Distributions pursuant to this Section 6.1(a) shall be made to the Members in accordance with the Members’ respective Percentage Interests.
          (b) Upon the sale or other disposition of all or substantially all of the Company’s property resulting in a dissolution of the Company and a liquidation of its assets pursuant to Section 10.4 hereof, the Members or other Liquidator of the Company, as provided herein, shall distribute the proceeds of the liquidation in the following order of priority:
     (i) to the payment of any debts and liabilities of the Company which are payable at that time;
     (ii) to the setting up of any reserves which the Members or Liquidator deems reasonably necessary to provide for the contingent liabilities of the Company;
     (iii) to the Members who then have positive balances in their Capital Accounts (after allocation of tax items arising from the sale or other disposition of Company assets), pro rata, in the same ratio as the positive balances in each such Member’s Capital Account bears to the aggregate of all such positive balances, to the extent of the positive balances in the Capital Accounts of all the Members at the time of distribution; and
     (iv) to the Members in accordance with the Members’ respective Percentage Interests.
     Section 6.2. Members’ Shares of Tax Profits and Losses. To the extent that the Company is taxed as a partnership under Subchapter K of the IRC, items of income, gain, loss, deduction and credit of the Company, for income tax purposes, shall be allocated among the Members in accordance with the Members’ respective Percentage Interests.
ARTICLE VII
LIABILITY
     The Indemnitees shall not be liable to the Company or to any Member for any actions taken in good faith and reasonably believed to be in the best interests of the Company. The Company shall indemnify and hold harmless the Indemnitees for and from any and all claims or liabilities arising out of their acts or omissions to the greatest extent permitted by applicable law. To the extent permitted by applicable law, expenses incurred by an Indemnitee in defending any action or proceeding against which indemnification may be made pursuant to this Article VII will be made by the Company in advance of the final disposition of such action or proceeding.
ARTICLE VIII
ACCOUNTING

     Section 8.1. Books and Records.
          (a) The Managers, or their designee, shall keep books of account in which will be entered fully and accurately every transaction of the Company. The books of account shall be kept by such method as the Managers shall determine.
          (b) Such books of account, together with all correspondence, papers and other documents, shall be kept at such offices of the Company as the Managers shall designate and shall, upon reasonable notice to the Managers, be open to the examination of any Member or its authorized representatives who will be permitted to make copies of all or any part thereof at such Member’s cost.
          (c) If the Federal income tax return of any Member is audited, investigated, reviewed, or questioned by the Service, the Tax Matters Member shall provide all books, records and other necessary financial information regarding the Company which is in its possession to such Member.
     Section 8.2. Fiscal Year. The initial fiscal year of the Company shall begin upon the commencement of the existence of the Company and shall expire on December 31 thereafter; and each succeeding fiscal year of the Company shall commence on January 1 and shall expire on December 31 thereafter until the termination of the Company. The fiscal year shall be the taxable year of the Company for income tax purposes.
     Section 8.3. Reports.
          (a) The Managers shall have prepared at Company expense, documents containing: (i) Internal Revenue Service Form K-1 or similar form as may be required by the Service stating the Member’s allocation of income, gain, loss or credit for the fiscal year annually (“Tax Statements”) (if and so long as the Company is taxed under Subchapter K of the IRC); (ii) a statement of net cash flow on a quarterly basis (“Cash Flow Statements”); and (iii) financial statements (balance sheet, statement of profits or losses, Members’ equity, and changes in financial position) on a quarterly basis (“Financial Statements”). Tax Statements shall be distributed within ninety (90) days after the close of each calendar year. Cash Flow Statements shall be distributed within forty-five (45) days after each calendar quarter, provided that the Cash Flow Statements for the final calendar quarter shall be distributed within sixty (60) days after the final calendar quarter. The Financial Statements shall be distributed within one hundred twenty (120) days after the close of each calendar quarter.
          (b) The Managers, at Company expense, shall cause to be prepared and timely filed with appropriate federal and state regulatory and administrative bodies, all reports required to be filed with such entities under then-current applicable laws, rules and regulations. Such reports shall be prepared on the accounting or reporting basis required by such regulatory bodies. Any Member shall be provided with a copy of any such report upon request and without expense to such Member. The Managers shall cause all income tax information returns for the Company to be prepared and timely filed with the appropriate authorities.
          (c) The Tax Matters Member shall give notice to all Members of any audit or review of the Company by the Service and shall make such additional reports to all the

Members as are reasonably necessary to keep them informed of the status of any such review or audit and any negotiations, proposed settlements or litigation related thereto and shall inform the Members of the manner in which they may opt out of any proposed settlements.
ARTICLE IX
SALE, TRANSFER, WITHDRAWAL AND ADMISSION
     Section 9.1. General. Except as expressly permitted in this Agreement, no Member shall make a Transfer of his interest in the Company or any portion thereof.
     Section 9.2. Transfers to Affiliates. Notwithstanding Section 9.1 above, any Member may transfer all (but not less than all) of his interests in the Company (“Interest”) to an Affiliate of such Member; provided that any such transferee shall automatically be bound by the terms of this Agreement and shall be required as a condition precedent to the consummation of such transfer to join in and execute and deliver a copy of this Agreement to the Members as a party to this Agreement. No transfer of an interest shall relieve the transferring Member of any duty, responsibility or obligation hereunder. Notwithstanding the foregoing, any Transfer pursuant to this Section 9.2 which, alone or together with previous transfers, causes a termination of the Company pursuant to Section 708 of the IRC shall require the prior written consent of the Members.
     Section 9.3. Transferee Not Member in Absence of Unanimous Consent. Notwithstanding anything contained in this Agreement to the contrary, if all of the remaining Members do not approve by written consent (which consent may be withheld at their sole and absolute discretion) of the proposed Transfer of an Interest, the proposed transferee shall have no right to participate in the management of the business and affairs of the Company or to become a Member. Rather, such transferee shall become only an assignee of a Member with rights only to distributions and no voting rights, and shall not have the rights of a substituted Member.
     Section 9.4. Withdrawal. Each Member shall have the right to withdraw from the Company at any time upon written notice to the Company; such Member’s withdrawal shall be effective on the date specified in the withdrawing Member’s notice or upon such earlier date as the Members may determine. Such withdrawn Member shall receive from the Company at the effective date of such withdrawn Member’s withdrawal cash in an amount equal to its Capital Account. From and after the effective date of such withdrawal, such withdrawn Member shall have no further right or interest in the Company or any of its assets or records or affairs and such withdrawn Member shall no longer be a Member in the Company.

ARTICLE X
TERM AND DISSOLUTION
     Section 10.1. Term. The term of the Company will commence upon the date the Certificate of Formation was filed with the Delaware Secretary of State and will continue until termination as provided herein.
     Section 10.2. Dissolution. The Company will be dissolved upon the occurrence of any of the following:
          (a) Agreement of all Members;
          (b) A decree by a court of competent jurisdiction adjudicating the Company to be bankrupt, and the expiration of the period, if any, allowed by applicable law in which to appeal therefrom;
          (c) An order of a court of competent jurisdiction ordering the dissolution of the Company; or
          (d) The sale, abandonment or other disposition by the Company of all or substantially all of its assets and the collection of all the proceeds therefrom.
     Section 10.3. Reconstitution of Company. In the event that the Company shall be dissolved pursuant to Section 10.2(b) above, the Members who have not been the cause of such dissolution shall have the right, upon a vote of not less than all of such Members within sixty (60) days after notice of such bankruptcy or dissolution, by a declaration in writing and delivered to the Members, to reconstitute the Company, creating a new Company, under all the terms and conditions of this Agreement, with the interest of the bankrupt or dissolved Member reallocated among the remaining Members. In such event, the Company shall pay to the bankrupt or dissolved Member the amount of such Member’s Capital Account. Payments pursuant to this Section 10.3 shall be made within one hundred twenty (120) days after the election to reconstitute the Company.
     Section 10.4. Distribution on Liquidation.
          (a) Upon the dissolution of the Company by the occurrence of any event described in Section 10.2 hereof and subject to the provisions of Section 10.3 hereof, the Liquidator will be designated within sixty (60) days of such event by the Members, and the Liquidator will proceed to liquidate the assets of the Company, wind up its affairs, and apply and distribute the proceeds as provided for in Section 6.1 hereof.
          (b) All liquidating distributions shall be made, and all liabilities of the Company shall be discharged, no later than the latest of (i) the end of such taxable year of the Company, (ii) ninety days after the date of such liquidation, and (iii) such longer period of time as may be permissible hereafter under IRC Section 704(b) and the regulations promulgated thereunder. Subject to the foregoing sentence, the Liquidator shall ensure that the liquidation of the assets of the Company and the discharge of its liabilities proceeds in an orderly manner, so as to minimize any possible losses attendant upon the dissolution of the Company. The provisions of Article VI hereof relating to the allocation of cash proceeds and income, gains, losses, deductions and credits will be applicable during the period of liquidation.
     (c) Upon the completion of the liquidation of the Company, the Liquidator will provide each Member with a report showing the information required under Section 8.3 hereof for the period from the date of the last annual report prepared under Section 8.3 hereof to the date of the final distribution of the proceeds of liquidation of the Company.
ARTICLE XI
GENERAL PROVISIONS
     Section 11.1. Binding Effect and Benefit. This Agreement will be binding upon, and will inure to the benefit of, the parties hereto and their permitted successors and assigns.
     Section 11.2. Certificates, etc. At the expense of the Company, the Managers shall promptly cause to be prepared and executed all legally required fictitious name or other applications, registrations, publications, certificates and affidavits for filing with the proper governmental authorities, and shall arrange for the proper advertisement, publication and filing thereof for record where required by applicable law in Delaware or any other jurisdiction in which such is required.
     Section 11.3. Members’ Relationships Inter Se. Except as expressly provided herein, nothing herein contained will be construed to constitute any Member the agent of any other Member or in any manner to limit the Members in the carrying on of their own respective business or activities.
     Section 11.4. Notices, Statements, etc. All notices, statements or other documents which are required or contemplated by this Agreement shall be in writing and delivered personally or sent by first class registered or certified mail, overnight courier service or telecopy to the address most recently provided to the Members or such other address or telecopy number as may be designated in writing by any party to the other parties hereto. Any notice or other communication so transmitted shall be deemed to have been given on the day of delivery, if delivered personally, on the business day following receipt of telecopy confirmation, if sent by telecopy, one business day after delivery to an overnight courier service or five days after mailing if sent by mail.
     Section 11.5. Integration/Amendments. This Agreement represents the entire understanding of the parties and supersedes and cancels any and all prior negotiations, undertakings and agreements among the parties with respect to the subject matter hereof. This Agreement, and every provision thereof, may be amended at any time and from time to time with the prior consent of all of the Members.
     Section 11.6. Interpretation. Whenever in this Agreement reference is made to “this Agreement” or to any provision “hereof”, or words to similar effect, such reference shall be construed to refer to this Agreement. As used in this Agreement, any gender will include any other gender and the plural will include the singular and the singular will include the plural, each wherever appropriate. The titles of the articles and sections herein have been inserted for convenience of reference only and will not control or affect the meaning or construction of any term or provision hereof.
     Section 11.7. Governing Law. This Agreement shall be interpreted and construed in accordance with the law of the State of Delaware, without regard to the conflict of laws provisions thereof.
     Section 11.8. Severability. If one or more provisions of this Agreement are held to be unenforceable under applicable law, such provision shall be excluded from this Agreement and the balance of the Agreement shall be interpreted as if such provision was so excluded and shall be enforceable in accordance with its terms.
     Section 11.9. Counterparts. The parties hereto may execute this Agreement in any number of counterparts, each of which, when executed and delivered by the parties hereto, will have the force and effect of an original; but all such counterparts will constitute one and the same instrument.
     IN WITNESS WHEREOF, the parties hereto have executed this Agreement as of the day and year first above written.

CCC COLUMBUS, LLC

By: /s/ Leroy M. Ball
Title: Manager

CALGON CARBON CORPORATION

By: /s/ Michael C. Mozniak
Title: Vice President